EXHIBIT 10.1

U.S. $400,000,000

364-DAY CREDIT AGREEMENT

Dated as of April 3, 2020,

Among

OMNICOM CAPITAL INC.

as Borrower

OMNICOM GROUP INC.

as Guarantor

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

CITIBANK, N.A.,

BOFA SECURITIES, INC.,
MIZUHO BANK, LTD.

and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Book Managers

BANK OF AMERICA, N.A.,
MIZUHO BANK, LTD.

and

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agents

and

CITIBANK, N.A.

as Administrative Agent

Omnicom: 364-Day Credit Agreement

Omnicom: 364-Day Credit Agreement

Omnicom: 364-Day Credit Agreement

SECTION 9.16. Patriot Act	49
SECTION 9.17. No Fiduciary Duty	49
SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	49
SECTION 9.19. Waiver of Jury Trial	52

Omnicom: 364-Day Credit Agreement

Schedules

Schedule I – Commitments of the Initial Lenders

Schedule 3.01(b) - Disclosed Litigation

Schedule 5.02(a) - Existing Liens

Schedule 5.02(d) - Existing Debt

Exhibits

Exhibit A - Form of Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Assumption

Exhibit D - Tax Forms

Omnicom: 364-Day Credit Agreement

364-DAY CREDIT AGREEMENT

Dated as of April 3, 2020

OMNICOM CAPITAL INC., a Connecticut corporation (“OCI” or the “Borrower”), OMNICOM GROUP INC., a New York corporation (the “Guarantor”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired/Disposed Business” means (a) any Person, assets, equity interests, entities, lines of business or divisions acquired or disposed of, as the case may be, by the Guarantor or any Subsidiary of the Guarantor where the consideration (whether cash, stock or other form of consideration) for the transaction is at least $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments); or (b) a Specified Acquisition.

“Additional Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption, other than the Anti-Corruption Laws.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent and completed by Lenders specifying their Domestic Lending Office and Eurodollar Lending Office, among other information.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing pursuant to Section 2.01 and may refer to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person (other than an individual) that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that, for purposes of Section 5.01(h), an Affiliate of the Borrower shall include any Person that (x) is a director or officer of such Person or (y) has the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) the account of the Agent maintained by the Agent at Citibank at its office at One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications and (b) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Agent Parties” has the meaning specified in Section 9.02(d)(ii).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010 and the rules and regulations thereunder.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
Level 1 A- or A3 or above	1.300%	0.300%
Level 2 BBB+ or Baa1	1.375%	0.375%
Level 2 BBB or Baa2 or below	1.400%	0.400%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A- or A3 or above	0.200%
Level 2 BBB+ or Baa1	0.250%
Level 3 BBB or Baa2 or below	0.350%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bail-In Action” has the meaning specified in Section 9.18.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be not less than zero and equal to the highest of:

(a)       the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)       ½ of one percent per annum above the Federal Funds Rate; and

(c)       the ICE Benchmark Administration Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on the applicable Bloomberg screen (or any successor to or substitute for Bloomberg, providing rate quotations comparable to those currently provided by Bloomberg, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars by reference to the ICE Benchmark Administration Settlement Rates for deposits in Dollars) at approximately 11:00 A.M. London time on such day); provided that, if the One Month LIBOR shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof.

“Borrowing” means (a) with respect to the making of Advances, a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01; and (b) in other contexts (i) that portion of the Advances comprised of all outstanding Base Rate Advances and (ii) that portion of the Advances converted into, or continued as, Eurodollar Rate Advances having the same Interest Period.

“Borrowing Minimum” means $5,000,000.

“Borrowing Multiple” means $1,000,000.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Commitment” means a Revolving Credit Commitment.

“Competitor” means, as of any date, any Person that is (a) a competitor of the Guarantor or the Borrower or (b) any Affiliate of a competitor of the Guarantor or the Borrower, which Person has been designated by the Guarantor as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five Business Days after such notice is so given; provided that “Competitor” shall exclude any Person that the Guarantor has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.

“Confidential Information” means information that a Loan Party furnishes to the Agent or any Lender in a writing designated as confidential.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than earn-out payment obligations of such Person in connection with the purchase of property or services to the extent they are still contingent), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as finance leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.19(d), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations generally or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Agent and the Agent’s written notice to the Defaulting Lender and the Borrower that such confirmation is satisfactory, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a debtor relief law or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a government authority under or based on the law of the country where such lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EBITDA” means, for any period, net income (or net loss) plus the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) non-cash charges, in each case determined in accordance with GAAP for such period; provided, that for purposes of calculating EBITDA for the Guarantor and its Subsidiaries for any period, the EBITDA of any Acquired/Disposed Business acquired or disposed of by the Guarantor or any of its Subsidiaries during such period shall be included or excluded, as the case may be, on a pro forma basis for such period (as if the consummation of such acquisition or disposition occurred on the first day of such period).

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or hazardous materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Guarantor’s controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f)  the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurodollar Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum not less than zero and equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on the applicable Bloomberg screen as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that, if the rate determined under this clause (a) shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above), any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation adopted pursuant to such published intergovernmental agreements.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guaranty” means the provisions of Article VII.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)       the Borrower may not select any Interest Period that ends after the Termination Date;

(b)       Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)       whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)       whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 9.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to provide security for the payment or performance of an obligation, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Party” means the Borrower and the Guarantor.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of the Guarantor or the Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Guarantor or the Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Loan Party to perform its obligations under this Agreement or any Note.

“Material Subsidiary” means (i) the Borrower, (ii) any Subsidiary of the Guarantor for which the assets or revenues of such Subsidiary and its Subsidiaries, taken as a whole, comprise more than 5% of the assets or revenues, respectively, of the Guarantor and its Subsidiaries, taken as a whole or (iii) any group of Subsidiaries that do not meet the requirements of clauses (i) and (ii) if the aggregate assets and revenues of all such Subsidiaries and their Subsidiaries comprise more than 15% of the assets or revenues, respectively, of the Guarantor and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and at least one Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.

“Note” means a promissory note of the Borrower payable to a Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Patriot Act” has the meaning specified in Section 9.16.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings that prevent the forfeiture or sale of the assets subject to such Lien; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or, in any such case, to secure reimbursement obligations under letters of credit or bonds issued to support such obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post-Petition Interest” has the meaning specified in Section 7.05.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Guarantor or, if either such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 3 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such rating differs by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate principal amount of such Lender’s Advances) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate principal amount of all outstanding Advances).

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Defaulting Lender at such time.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on the Schedule I hereto as such Lender’s “Revolving Credit Commitment” or (b) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced in accordance with the terms hereof.

“S&P” means S&P Global Ratings.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union, the United Nations Security Council, the Australian Department of Foreign Affairs and Trade or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a region, country or territory which is the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) any Person located, organized or resident in a Sanctioned Country.

“SEC” has the meaning specified in Section 5.01(h)(iv).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and no Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Acquisition” means one or more acquisitions of assets, equity interests, entities, operating lines or divisions in any fiscal quarter for an aggregate purchase price of not less than $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments).

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock of such Person, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the earlier of (a) April 2, 2021 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the aggregate principal amount of all Advances made by such Lender and outstanding at such time,.

“VAT” means (a) any tax imposed in compliance with the EU Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02 or 5.03, the Guarantor shall give prompt notice of such change to the Agent and the Lenders and (b) if the Guarantor notifies the Agent that the Guarantor requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of such generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Guarantor or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, all liabilities related to operating leases, as defined by FASB ASC 842 (or any successor provision), are excluded from the definition of Debt and payments related to operating leases are not included in interest expense in part or in whole.

SECTION 1.04. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances . Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment at such time. Each Borrowing under this Section 2.01(a) shall be in an amount not less than the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or email. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, by telecopier or email, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02.

(b)       Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Borrowings.

(c)       Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)       Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)       The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2020, and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b)       [Reserved].

(c)       Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Guarantor and the Agent.

SECTION 2.05. Optional Termination or Reduction of the Commitments. (a) Ratable Termination or Reduction. The Borrower shall have the right, upon at least five Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)       Termination of Defaulting Lender. The Borrower may terminate the Unused Commitment of any Lender that is a Defaulting Lender upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(e) shall apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, facility fees or other amounts), provided that (i) no Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent or any Lender may have against such Defaulting Lender.

SECTION 2.06. Repayment of Advances . The Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)       Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)       Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)       Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b)       If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)       If the Borrower shall fail to select the duration of any Interest Period in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 for any Eurodollar Rate Advances made to it, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)       On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.

(e)       Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f)       If the applicable Bloomberg screen (or any successor to or substitute for Bloomberg, providing rate quotations comparable to those currently provided by Bloomberg, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars by reference to the ICE Benchmark Administration Settlement Rates for deposits in Dollars) is unavailable for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i)       the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii)       with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)       the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Optional Prepayments of Advances. The Borrower may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of not less than the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b)       Mandatory.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or any governmental rule, policy, guideline, directive or regulation after the date hereof, or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 2.14 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending

Office or any political subdivision thereof and (iii) any withholding Taxes imposed under FATCA), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)       If any Lender determines that compliance with any law or any governmental rule, policy, guideline, directive or regulation or any guideline or request taking effect or issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)       Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions cause such increased costs or reductions to be retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d)       For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives by a governmental authority thereunder or issued by a governmental authority in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a)  be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make such Eurodollar Rate Advances or to continue to fund or maintain such Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)       The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)       All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)       Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)       Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14. Taxes. (a) Except as required by applicable law, any and all payments by any Loan Party to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings imposed by any governmental authority and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party or the Agent, as the case may be, shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Agent, as the case may be, shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. For purposes of this Agreement, “Indemnified Taxes” shall mean any Taxes other than (w) Taxes imposed on or measured by overall net income, overall gross income, profits, gains or branch profits and franchise taxes imposed on it in lieu of net income taxes, in each case, imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized (or any political subdivision thereof), imposed as a result of a present or former connection between such Lender or the Agent (as the case may be) and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Agent (as the case may be) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to this Agreement or the Notes or enforced any rights under this Agreement or the Notes, or sold or assigned an interest in any rights or obligations hereunder or under any Note) and, in the case of each Lender, imposed by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (x) in respect of amounts payable by OCI, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender or the Agent (as the case may be) pursuant to a law in effect (i) on the date on which such person becomes a party hereto or acquires its interest in any Commitment or Advance to OCI (including any Note payable by OCI) (other than pursuant to an assignment request by OCI under Section 2.20) or (ii) in the case of a Lender, on the date such Lender changes its Applicable Lending Office, except in each case to the extent that amounts with respect to such Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (y) Taxes attributable to the failure of such Lender or the Agent (as the case may be) to comply with Sections 2.14(e) and 2.14(f) and (z) any withholding Taxes imposed under FATCA.

(b)       In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder other than any such Other Taxes that arise in relation to any assignment or transfer by a Lender of its rights or obligations hereunder (except where such assignment or transfer is at the written request of the Borrower) (hereinafter referred to as “Other Taxes”).

(c)       Subject to Sections 2.14(e) and 2.14(f), the Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor setting forth in reasonable detail the basis for such claim.

(d)       Within 45 days after the date of any payment of Taxes, the applicable Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)       Any Lender making Advances to OCI that is entitled to an exemption from or reduction of withholding tax with respect to payments made hereunder or under any Note shall deliver to OCI and the Agent, at the time or times reasonably requested by OCI or the Agent, such properly completed and executed documentation reasonably requested by OCI or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by OCI or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by OCI or the Agent as will enable OCI or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii)(A) and (ii)(B) and Section 2.14(e)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in respect of any Lender making Advances to OCI:

(i)        Each Lender that is a United States Person shall deliver to OCI and the Agent, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by OCI (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and OCI with executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(ii)       Each Lender that is not a United State person, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by OCI (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and OCI with whichever of the following is applicable:

(A)       in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any Note, executed originals of IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Note, IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)       executed originals of IRS Form W-8ECI;

(C)       in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of OCI within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E or W-8BEN; or

(D)        to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(iii) Any Lender that is not a United States person shall, to the extent it is legally entitled to do so, deliver to OCI and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of OCI or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit OCI or the Agent to determine the withholding or deduction required to be made.

(iv)       If a payment made to a Lender hereunder or under any Note would be subject to United States federal withholding tax imposed by Sections 1471(a) and 1472(a) of the Internal Revenue Code if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Internal Revenue Code, as applicable, and the regulations thereunder), such Lender shall deliver to OCI and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by OCI or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by OCI or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)       On or before the date the Agent (or any successor or replacement Agent) becomes the Agent hereunder, it shall deliver to OCI two duly executed copies of either (i) IRS Form W-9 (or any successor forms) certifying that it is exempt from United States federal backup withholding tax or (ii) a United States branch withholding certificate on IRS Form W-8IMY (or any successor forms) evidencing its agreement with the OCI to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor forms) (with respect to amounts received on its own account), with the effect that, in either case, OCI will be entitled to make payments hereunder to the Agent without withholding or deduction on account of United States federal withholding Tax. The Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.

(f)       Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.14(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify OCI and the Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary herein, for any period with respect to which a Lender has failed to provide OCI with the appropriate form, certificate or other document described in Section 2.14(e), such Lender shall not be entitled to a gross-up or indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure, including any United States federal withholding tax imposed as a result of a failure to satisfy the applicable requirements of FATCA; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)       [reserved].

(h)       [reserved].

(i)       If the Agent or any Lender, in its sole discretion exercised in good faith, determines that it has received a refund of any Indemnified Taxes or Other Taxes (including by virtue of a credit or offset of such Indemnified Taxes or Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has made a gross-up payment under Section 2.14(a) or 2.14(c), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or gross-up paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Borrower upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund to such governmental authority. This Section 2.14(i) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(j)       VAT

(i) All amounts expressed to be payable under this Agreement or the Notes by any Loan Party to the Agent or a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by the Agent or Lender under this Agreement or the Notes and the Agent or such Lender, as applicable, is required to account to the relevant tax authority for the VAT, that Loan Party must pay to the Agent or such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Agent or Lender, as applicable, must promptly provide an appropriate VAT invoice to that Loan Party).

(ii) If VAT is or becomes chargeable on any supply made by the Agent or any Lender (the “Supplier”) to the Agent or any other Lender (the “Recipient”) under this Agreement or the Notes, and any party hereto other than the Recipient (the “Relevant Party”) is required by the terms of this Agreement or the Notes to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where this Agreement requires any Loan Party to reimburse or indemnify the Agent or a Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) the Agent or such Lender, as applicable, for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Agent or such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.14(j) to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994 of the United Kingdom or any substantially similar concept in the case of a group for non-United Kingdom VAT purposes).

(v) In relation to any supply made by the Agent or a Lender to any Loan Party under this Agreement, if reasonably requested by the Agent or such Lender, that Loan Party must promptly provide the Agent or such Lender with details of that Loan Party's VAT registration and such other information as is reasonably requested in connection with the Agent’s or such Lender’s VAT reporting requirements in relation to such supply.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14, 2.19 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances made to the Borrower. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)       The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c)       Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to fund acquisitions otherwise not prohibited hereunder.

SECTION 2.18. [Reserved].

SECTION 2.19. Defaulting Lenders. (a)  :

(c)       No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Borrower, the Agent or any Lender may have against such Defaulting Lender.

(d)       If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Ratable Share (without giving effect to Section 2.19(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e)       Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, facility fees or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.

(a)       Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 2.11 or requires the Borrower to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Guarantor) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14 as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.20(a), or if any Lender is a Defaulting Lender or an Non-Consenting Lender, then the Guarantor may, at its sole expense and effort and so long as no Default is continuing, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)       the Agent shall have received the assignment fee specified in Section 9.07(b)(iv), provided that no such fee shall be payable in the case of an assignment made to an assignee that is an existing Lender;

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)       in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(v)       such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Guarantor to require such assignment and delegation cease to apply.

SECTION 2.21. [Reserved].

SECTION 2.22. LIBOR Successor Rate.

(a)                 Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, with respect to the Eurodollar Rate for any Available Currency, the Agent and the Guarantor may amend this Agreement to replace the Eurodollar Rate for such Available Currency with a Benchmark Replacement for such Available Currency; and any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Agent has provided such proposed amendment to all Lenders and the Guarantor, so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election with respect to any Available Currency will become effective on the date that Lender comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to this Section shall occur prior to the applicable Benchmark Transition Start Date.

(b)                Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)                 Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Guarantor and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable with respect to any Available Currency, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or the Lenders pursuant to this Section 2.22 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.22.

(d)                Benchmark Unavailability Period. Upon the Guarantor’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Available Currency, the Borrower may revoke any request for a Eurodollar Rate Borrowing of, conversion to or continuation of Eurodollar Rate Advances to be made converted or continued during any Benchmark Unavailability Period and, failing that, (i) any pending selection of, conversion to or renewal of a Eurodollar Rate Advance that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Base Rate Advance with respect to such Eurodollar Rate Advance, (ii) all outstanding Eurodollar Rate Advances in such Available Currency shall automatically be converted to Base Rate Advances at the expiration of the existing Interest Period (or sooner, if Agent cannot continue to lawfully maintain such affected Eurodollar Rate Advance) and (iii) the component of the Base Rate based upon One Month LIBOR will not be used in any determination of the Base Rate.

(e)                 As used in this Section 2.22:

“Available Currency” means Dollars.

“Benchmark Replacement” means, with respect to any Available Currency, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Guarantor for such Available Currency giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such Available Currency or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate for any Available Currency with an alternate benchmark rate for each applicable Interest Period for such Available Currency, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Guarantor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate in such Available Currency with the applicable alternate benchmark rate for such Available Currency by the Relevant Governmental Body with respect to such Available Currency or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Eurodollar Rate with an alternate benchmark rate for U.S. dollar-denominated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement for any Available Currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement for such Available Currency and to permit the administration thereof by the Agent in a manner substantially consistent with market practice in the United States (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate for any Available Currency:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Rate for such Available Currency permanently or indefinitely ceases to provide the Eurodollar Rate for such Available Currency; or

(2)        in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate for any Available Currency:

(1)       a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate for such Available Currency announcing that such administrator has ceased or will cease to provide the Eurodollar Rate for such Available Currency, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate for such Available Currency;

(2)        a public statement or publication of information by a governmental authority having jurisdiction over the Agent, the regulatory supervisor for the administrator of the Eurodollar Rate for such Available Currency, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate for such Available Currency, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate for such Available Currency or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate for such Available Currency, which states that the administrator of the Eurodollar Rate for such Available Currency has ceased or will cease to provide the Eurodollar Rate for such Available Currency permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate for such Available Currency; or

(3)        a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate for such Available Currency or a governmental authority having jurisdiction over the Agent announcing that the Eurodollar Rate for such Available Currency is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Guarantor, the Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, with respect to any Available Currency, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate for such Available Currency and solely to the extent that the Eurodollar Rate for such Available Currency has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date for such Available Currency has occurred if, at such time, no Benchmark Replacement for such Available Currency has replaced the Eurodollar Rate for such Available Currency for all purposes hereunder in accordance with Section 2.22 and (y) ending at the time that a Benchmark Replacement for such Available Currency has replaced the Eurodollar Rate for such Available Currency for all purposes hereunder pursuant to Section 2.22.

“Early Opt-in Election” means the occurrence of:

(1)(i) a determination by the Agent and the Guarantor or (ii) a notification by the Required Lenders to the Agent (with a copy to the Guarantor) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.22, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate for loans in Dollars; or

(2)(i) the election by the Agent and the Guarantor or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable by the Agent of written notice to the Guarantor and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)       There shall have occurred no Material Adverse Change since December 31, 2019.

(b)       There shall exist no action, suit, investigation, litigation or proceeding affecting the Guarantor or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Guarantor or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c)       The Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Guarantor and its Subsidiaries as they shall have requested.

(d)       All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e)       The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(f)       The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(g)       On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Guarantor, dated the Effective Date, stating that:

(i)       The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)       No event has occurred and is continuing that constitutes a Default.

(h)       The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i)       The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii)       Certified copies of the resolutions of the Board of Directors of each Loan Party approving this Agreement and the Notes to which it is a party, and of all documents evidencing other necessary corporate or organizational, as applicable, action and governmental approvals, if any, with respect to this Agreement and the Notes to which it is a party.

(iii)       A certificate of the Secretary or an Assistant Secretary of each of the Guarantor and OCI, in each case, certifying the names and true signatures of the officers or other duly authorized signatories of such Loan Party authorized to sign this Agreement and the Notes to which it is a party and the other documents to be delivered by it hereunder.

(iv)       Favorable opinions of internal counsel to the Loan Parties, Latham & Watkins LLP, New York counsel for the Loan Parties, and Gilbride, Tusa, Last & Spellane LLC, Connecticut counsel for OCI, as to such matters as are customary for a credit agreement of this type and such other matters as any Lender through the Agent may reasonably request.

(v)       A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(i)       Each of the Lenders shall have received, at least two Business Days in advance of the Effective Date, all documentation and other information reasonably requested by such Lenders as required under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Patriot Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification.

SECTION 3.02. [Reserved].

SECTION 3.03. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)       the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)       no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designate as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Guarantor. The Guarantor represents and warrants as follows:

(a)       Each Loan Party is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)       The execution, delivery and performance by each Loan Party of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate or organizational, as applicable, powers, have been duly authorized by all necessary corporate or organizational, as applicable, action, and do not contravene (i) such Loan Party’s charter or by-laws or other organizational documents or (ii) any law or any contractual restriction binding on or affecting any Loan Party.

(c)       No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or the Notes to be delivered by it.

(d)       This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms.

(e)       The Consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 2019, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, fairly present the Consolidated financial condition of the Guarantor and its Subsidiaries as at such date and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2019, there has been no Material Adverse Change.

(f)       There is no pending or, to the knowledge of the Guarantor, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no adverse change in the status, or financial effect on the Guarantor or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g)       No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)       No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)       All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Loan Party in writing to any Lender (including, without limitation, all information contained in this Agreement) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Loan Party in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and does not or will not omit to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(j)       The Guarantor has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Guarantor has implemented and maintains in effect policies and procedures that require compliance by the Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Additional Anti-Corruption Laws. The Guarantor and its Subsidiaries are, to the knowledge of the Guarantor’s President, Chief Executive Officer, Chief Financial Officer, Controller, Treasurer and General Counsel, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Guarantor, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Guarantor, any of their respective employees or any agent of the Guarantor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is, or is controlled by, a Sanctioned Person or, to the knowledge of any officer, director or employee of the Guarantor who is engaged in or has approved a transaction with such Person, any Person in which a Sanctioned Person owns, directly or indirectly, a 50 percent or greater interest.

(k)       The information included in each Beneficial Ownership Certification provided to any Lender on or prior to the Effective Date is true and correct in all respects as of the date hereof.

(l)       No Loan Party is an EEA Financial Institution or a UK Financial Institution.

ARTICLE V

COVENANTS OF THE GUARANTOR

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will:

(a)       Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws except, in each case, to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect; maintain in effect policies and procedures reasonably designed to promote compliance by the Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-

Corruption Laws and applicable Sanctions; and maintain in effect policies and procedures that require compliance by the Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Additional Anti-Corruption Laws.

(b)       Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c)       Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

(d)       Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or organizational, as applicable, existence, rights (charter and statutory) and franchises; provided, however, that the Guarantor and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any right or franchise, or the existence of any Subsidiary of the Guarantor that is not the Borrower, if the Board of Directors of the Guarantor or the Borrower that is the corporate parent of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or the Borrower, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, the Borrower or the Lenders.

(e)       Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f)       Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)       Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.

(h)       Reporting Requirements. Furnish to the Lenders:

(i)       as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Guarantor, the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Guarantor as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)       as soon as available and in any event within 95 days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG LLP or other independent public accountants acceptable to the Required Lenders and certificates of the chief financial officer of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)       as soon as possible and in any event within five days after any senior officer of the Guarantor or the Borrower becomes aware or should have become aware of the occurrence of any Default, the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Guarantor setting forth details of such Default and the action that the Guarantor has taken and proposes to take with respect thereto;

(iv)       promptly after the sending or filing thereof, copies of all reports that the Guarantor sends to any of its securityholders, and copies of all reports and registration statements that the Guarantor or any Subsidiary files with the Securities and Exchange Commission (the “SEC”) or any national securities exchange;

(v)       promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Guarantor or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)       such other information respecting the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Guarantor pursuant to clauses (i), (ii), (iv) and (v) of this Section 5.01(h) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.omnicomgroup.com or when such reports, or reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that it shall deliver notice that such reports and financial statements are so available and shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii), (iv) and (v) of this Section 5.01(h) to the Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will not:

(a)       Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)       Permitted Liens,

(ii)       purchase money Liens upon or in any real property or equipment acquired or held by the Guarantor or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired and fixed improvements thereon or accessions thereto, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii)       the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv)       Liens on property of a Person existing at the time such Person is merged into or consolidated with the Guarantor or any Subsidiary of the Guarantor or becomes a Subsidiary of the Guarantor; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Guarantor or such Subsidiary or acquired by the Guarantor or such Subsidiary,

(v)       Liens securing Debt permitted by Section 5.02(d)(vii),

(vi)       Liens granted by Subsidiaries of the Guarantor (other than the Borrower) to secure Debt permitted by Section 5.02(d)(iv),

(vii)       any assignment of accounts receivable (A) by and among the Guarantor and its Subsidiaries or (B) pursuant to non-recourse factoring or similar arrangements or otherwise in an aggregate amount not to exceed in any fiscal year the greater of $500,000,000 (measured as the face value of such accounts receivable at the time of assignment) and 10.0% of the consolidated accounts receivable of the Guarantor and its Subsidiaries as reflected in the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of the fiscal year of the Guarantor most recently ended prior to such assignment for which financial statements have been delivered pursuant to Section 5.01(h)(ii); and

(viii)       (A) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations in an aggregate amount at any time outstanding plus (B) the aggregate face value at the time of assignment of such accounts receivable assigned, the assignment of which is not otherwise permitted by the foregoing clauses of this Section, in an aggregate amount not to exceed (1) 15% of Consolidated net worth of the Guarantor and its Subsidiaries as set forth in the Guarantor’s most recent financial statements delivered pursuant to Section 5.01(h)(i) minus (2) without duplication of any Debt secured in accordance with this clause (viii), Debt incurred in accordance with Section 5.02(d)(x).

(b)       Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit the Borrower to do so.

(c)       Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d)       Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i)       Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus any capitalized fees incurred in connection therewith, and the direct and contingent obligors therefor shall not be changed (other than to release any contingent obligor), as a result of or in connection with such extension, refunding or refinancing,

(ii)       accrued expenses and trade payables incurred in the ordinary course of business, and obligations under trade letters of credit incurred in the ordinary course of business, which are to be repaid in full not more than one year after the date on which such Debt is originally incurred to finance the purchase of goods by such Subsidiary,

(iii)       obligations under letters of credit or surety bonds incurred in the ordinary course of business in support of obligations incurred in connection with leases, worker’s compensation, unemployment insurance and other social security legislation,

(iv)       Debt owed to the Guarantor or to a wholly owned Subsidiary of the Guarantor,

(v)       Debt of the Borrower under this Agreement and other Debt of the Borrower and Omnicom Finance Limited, a private limited company organized under the laws of England and Wales, under the Borrower’s Second Amended and Restated Credit Agreement dated as of February 14, 2020.

(vi)       other Debt of Subsidiaries of the Guarantor which are not organized under the laws of the United States of America, a State of the United States of America or the District of Columbia and substantially all of whose assets and business are located or conducted outside the United States of America,

(vii)       Debt of a Person existing at the time such Person is merged into or consolidated with the Guarantor or any Subsidiary of the Guarantor or becomes a Subsidiary of the Guarantor; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition, provided further that the aggregate principal amount of the Debt referred to in this clause (vii) shall not exceed $50,000,000 at any time outstanding,

(viii)       (x) Debt consisting of any guaranty made by any Subsidiary of the Guarantor in respect of Debt of any Loan Party, provided that such Subsidiary shall have entered into a guaranty of the Debt of the Guarantor under this Agreement in form and substance reasonably satisfactory to the Required Lenders and (y) Debt constituting guaranties of the Debt of the Guarantor under this Agreement,

(ix)       indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(x)       other Debt (whether secured or unsecured) in aggregate principal amount at any time outstanding that does not exceed (A) 15% of Consolidated net worth of the Guarantor and its Subsidiaries as set forth in the Guarantor’s most recent financial statements delivered pursuant to Section 5.01(h)(i) minus (B) without duplication of any Debt incurred in accordance with this clause (x), Debt secured by Liens permitted by Section 5.02(a)(viii).

(e)       Use of Proceeds. Request any Borrowing, nor knowingly use the proceeds thereof, nor permit the Borrower to request any Borrowing or knowingly use the proceeds of any Borrowing, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Additional Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person (or, to the knowledge of any officer, director or employee of the Guarantor who is engaged in or has approved a transaction with such Person, any Person in which a Sanctioned Person owns, directly or indirectly, a 50 percent or greater interest) or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. For purposes of this provision, “to knowingly use the proceeds” would mean (a) that such purpose was expressly authorized by the Guarantor, the Borrower, or their respective senior officers or directors, or (b) allowing any Subsidiary or any officer, director, employee or agent of the Guarantor, the Borrower or any Subsidiary to use the proceeds for any purpose set forth in clauses (i), (ii) and (iii) above, if the officers and employees of the Guarantor and/or the Borrower with responsibility for requesting such Borrowing or allocating funds for use has actual knowledge that such proceeds would be used for such purpose.

SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will maintain a ratio of Consolidated Debt for Borrowed Money of the Guarantor and its Subsidiaries to Consolidated EBITDA of the Guarantor and its Subsidiaries (the “Leverage

Ratio”) for the four quarters most recently ended of not greater than 3.50 to 1.00 (or, following the Agent’s receipt of notice from the Company of a Specified Acquisition (a “Covenant Notice”), for four consecutive fiscal quarters commencing with the fiscal quarter in which such Specified Acquisition occurs, (without any consent from the Agent or the Lenders), 4.00 to 1.00); provided that there shall be a period of at least two consecutive fiscal quarters after the covenant steps down to 3.50 to 1.00 before a subsequent Covenant Notice is submitted.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)       The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b)       Any representation or warranty made by the Guarantor herein or by any Loan Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)       (i) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Guarantor by the Agent or any Lender; or

(d)       The Guarantor or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $125,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Guarantor or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)       The Guarantor or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Guarantor or any of its Material Subsidiaries shall take any corporate or organizational, as applicable, action to authorize any of the actions set forth above in this subsection (e); or

(f)       Judgments or orders for the payment of money in excess of $125,000,000 in the aggregate shall be rendered against the Guarantor or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)       (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Guarantor; or (ii) during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Guarantor shall cease for any reason to constitute a majority of the board of directors of the Guarantor; or (iii) the Guarantor shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of the Borrower; or

(h)       Any material provision of the Guaranty shall cease to be valid and binding on or enforceable against the Guarantor, or the Guarantor shall so state in writing; or

(i)       The Guarantor or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $125,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Guarantor or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of outside counsel and the allocated costs and expenses of in-house counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

SECTION 7.02. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. This Guaranty is an absolute and unconditional guaranty of payment when due, and not of collection, by the Guarantor of the Guaranteed Obligations. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)       any lack of validity or enforceability of any provision of this Agreement or any Note or any agreement or instrument relating thereto;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c)       any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)       any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under this Agreement or the Notes or any other assets of the Borrower or any of its Subsidiaries;

(e)       any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f)       any failure of the Agent or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Agent or such Lender (the Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g)       the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)       any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any

Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)       The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)       The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

(d)       The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e)       The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be received and held in trust for the benefit of Agent and the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

SECTION 7.05. Subordination. The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a)       Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, the Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(b)       Turn-Over. After the occurrence and during the continuance of any Event of Default under Section 6.01(e), the Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(c)       Agent Authorization. After the occurrence and during the continuance of any Event of Default under Section 6.01(e), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and neither the Guarantor nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

(i)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii)       shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Guarantor or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

(b)       The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Guarantor or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c)       The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement (ii)  the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d)       Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Guarantor or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Guarantor. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Guarantor, to appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any bank with an office in New York, New York. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Guarantor and such Person remove such Person as Agent and, in consultation with the Guarantor, appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations as Agent hereunder and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor Agent’s appointment as Agent hereunder, such successor Agent shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged as Agent from all of its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder is suitable and appropriate for it.

(b)       Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)       the financial condition, status and capitalization of the Guarantor and each other Loan Party;

(ii)       the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii)       determining compliance or non-compliance with any condition hereunder to the making of an Advance and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)       the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Arrangers or syndication agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

SECTION 8.09.  Lender ERISA Representation. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto).

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and (except for waivers or consents by any Lender) each of the Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or change the definition of “Required Lenders”, (iii) reduce or limit the obligations of the Guarantor under Section 7.01 or release the Guarantor or otherwise limit the Guarantor’s liability with respect to the obligations owing to the Agent and the Lenders under Article VII or (iv) amend this Section 9.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby, do any of the following: (i) increase the Commitments of the Lenders, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder or (iii) extend the Commitments of the Lenders or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)       if to any Loan Party, to it at the address of the Guarantor at 1055 Washington Blvd, Stamford, Connecticut 06901, Attention: Rochelle Tarlowe (Email: Rochelle.tarlowe@omnicomgroup.com; Telephone No. 203-618-1510) and 437 Madison Avenue, New York, New York 10022, Attention: General Counsel;

(ii)       if to the Agent, to Citibank at One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720, Attention: Agency Operations (Email: : AgencyABTFSupport@citi.com with a copy to GlAgentOfficeOps@Citi.com; Facsimile No. 646-274-5080; Telephone No. 302-894-6010);

(iii)       if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent with written confirmation of error-free transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)       Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)       Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)       Platform.

(i)       Each Loan Party agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)       The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Agent pursuant to this Agreement or the transactions contemplated hereby which is made available by the Agent to any Lender by posting same on the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable fees and expenses of outside counsel and the allocated costs and expenses of in-house counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)       The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of hazardous materials on any property of the Guarantor or any of its Subsidiaries or any Environmental Action relating in any way to the Guarantor or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Loan Parties also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. Notwithstanding anything to the contrary, this Section 9.04(b) shall not apply with respect to any Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c)       If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Guarantor pursuant to Section 2.20 or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower of such Advance shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)       Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination of this Agreement.

(e)       Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower or the Guarantor) from and against such Lender’s ratable share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees, charges and disbursements of any advisor or counsel for such Person that may be imposed on, incurred by, or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent hereunder; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04(a), to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower or the Guarantor.

SECTION 9.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and any Advance held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Advance and although such obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by each Loan Party and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Agent and each Lender and their respective successors and assigns and each Indemnified Party, except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.07 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 9.07, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Guarantor otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned).

(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.07 and, in addition:

(A) the consent of the Guarantor (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Affiliate of a Lender or an Approved Fund; provided that the Guarantor shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof and provided, further, that the Guarantor’s consent shall not be required during the primary syndication of the Commitments; and

(B) the consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund.

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons. No such assignment shall be made to (A) the Guarantor or any of the Guarantor’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would be a Defaulting Lender or a Subsidiary of a Defaulting Lender or (C) any Person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(g) shall apply).

(vi)       No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Guarantor and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07 (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(g) shall apply)).

(c)       Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause the Notes and other obligations hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(d)       Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Guarantor or the Agent, sell participations to any Person (other than the Guarantor or any of the Guarantor’s Affiliates or Subsidiaries, a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, any Defaulting Lender, or, unless the Guarantor’s prior written consent is obtained and in accordance with the provisions of Section 9.07(g), a Competitor) (each buyer of a Participation, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.04(e) with respect to any payments made by such Lender to its Participant(s).

(ii)       Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (a) of the first proviso of Section 9.01 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.07; provided that such Participant agrees to be subject to the provisions of Sections 2.20 as if it were an assignee under paragraph (b) of this Section 9.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(e)       Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Guarantor’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.14 unless the Guarantor is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(f)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)       No Assignment or Participations to Competitors. No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Guarantor has consented in writing to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Guarantor of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this Section 9.07(g) shall not be void, but the other provisions of this Section 9.07(g) shall apply. If any assignment is made or any participation is sold to any Competitor without the Guarantor’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Guarantor may, at its sole expense and effort, upon notice to the applicable Competitor and the Agent, (A) terminate any Commitment of such Competitor and/or repay all obligations of the Borrower owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that the Guarantor shall not be liable for any costs or expenses associated with terminating the Commitment of any Lender if the assignment made or participation sold to such Lender was consummated without the Guarantor’s prior written consent and in violation of this Section 9.07. Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Plan, (2) if such Competitor does vote on such Plan notwithstanding the restriction in the foregoing sentence, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing sentence. The Agent shall have the right, and the Guarantor hereby expressly authorizes the Agent, to (A) post the list of Competitors provided by the Guarantor and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the

Competitor List to each Lender requesting the same. The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.

SECTION 9.08. Confidentiality. (a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent required by applicable laws or regulations, or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), or by any subpoena or similar legal process, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding between or among the parties hereto relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08(a), to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder or to any credit insurance provider relating to a Loan Party and its obligations hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Guarantor or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 9.08(a) or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender in connection with the administration of this Agreement and the Commitments.

(b)       Any Person required to maintain the confidentiality of Confidential Information as provided in Section 9.08(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

SECTION 9.09. [Reserved].

SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, further, that, without limiting the foregoing, upon the request of the Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

SECTION 9.12. [Reserved].

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Loan Parties hereby agree that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Guarantor at its offices at 1055 Washington Blvd, Stamford, Connecticut 06901, Attention: Rochelle Tarlowe, with a copy to 437 Madison Avenue, New York, New York 10022 Attention: General Counsel, and the Loan Parties hereby irrevocably appoint the Guarantor its authorized agent to accept such service of process, and agrees that the failure of the Guarantor to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Loan Party hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Loan Party at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)       Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. [Reserved]. ..

SECTION 9.15. [Reserved]

SECTION 9.16. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.17. No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Agent, the lead arrangers and book managers, the syndication agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the lead arrangers and book managers, the syndication agents, the Lenders and their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions . Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising hereunder, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 9.19. Waiver of Jury Trial. Each of the Loan Parties, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OMNICOM CAPITAL INC., as Borrower

By:	/s/ Rochelle M. Tarlowe
Name: Rochelle M. Tarlowe

Title: President and Chief Executive Officer

OMNICOM GROUP INC., as Guarantor

By:	/s/ Philip J. Angelastro
Name: Philip J. Angelastro

Title: Executive Vice President and Chief Financial Officer

CITIBANK, N.A., as Agent

By:	/s/ Micheal Vondriska
Name: Micheal Vondriska

Title: Vice President

Omnicom: 364-Day Credit Agreement

CITIBANK, N.A.

By:	/s/ Micheal Vondriska

Name: Micheal Vondriska

Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ Eric Ridgway

Name: Eric Ridgway

Title: Director

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name: Tracy Rahn

Title: Executive Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kelsey E. Hehman
Name: Kelsey E. Hehman

Title: Assistant Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Micheal Maguire
Name: Micheal Maguire

Title: Managing Director

Omnicom: 364-Day Credit Agreement

SCHEDULE I

OMNICOM GROUP

364-DAY CREDIT AGREEMENT

COMMITMENTS OF INITIAL LENDERS

Name of Initial Lender	Revolving Credit Commitment
Citibank, N.A.	$90,000,000
Bank of America, N.A.	$90,000,000
Mizuho Bank, Ltd.	$90,000,000
U.S. Bank National Association	$90,000,000
Sumitomo Mitsui Banking Corporation	$40,000,000
Total of Commitments:	$400,000,000

1

Omnicom: 364-Day Credit Agreement

SCHEDULE 3.01(b)

DISCLOSED LITIGATION

None.

Omnicom: 364-Day Credit Agreement

SCHEDULES 5.02(a) AND 5.02(d)

EXISTING LIENS AND EXISTING DEBT

Obligations under Finance Leases	Various	$138,700,000

Lien number 0002484631 against OCI in favor of the State of Connecticut Department of Labor filed on October 23, 2007 in connection with an amount due and owing of $2,752.88.

Omnicom: 364-Day Credit Agreement

EXHIBIT A - FORM OF

PROMISSORY NOTE

U.S.$_______________                                                                Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, OMNICOM CAPITAL INC., a Connecticut corporation, (the “Borrower”), HEREBY PROMISES TO PAY to _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of __________, 2020 among the Borrower, the Guarantor, the financial institutions party thereto and Citibank, N.A., as Agent for the Lender and the other financial institutions party thereto (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding, subject to Section 2.10(b) of the Credit Agreement, 103% of the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Exhibit A-1

Omnicom: 364-Day Credit Agreement

OMNICOM CAPITAL INC.

By:

Title:

Exhibit A-2

Omnicom: 364-Day Credit Agreement

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A-3

Omnicom: 364-Day Credit Agreement

EXHIBIT B - FORM OF NOTICE OF

BORROWING

Citibank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

One Penns Way, Building Ops II, Floor 2

New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, OMNICOM CAPITAL INC., (the “Borrower”), refers to the 364-Day Credit Agreement, dated as of __________, 2020 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Guarantor, the financial institutions party thereto and Citibank, N.A., as Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)       The Business Day of the Proposed Borrowing is _______________, 20__.

(ii)       The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)       The aggregate amount of the Proposed Borrowing is $_______________.

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)       the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof)) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

Exhibit B-1

Omnicom: 364-Day Credit Agreement

(B)       no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

OMNICOM CAPITAL INC.

By:

Title:

Exhibit B-2

Omnicom: 364-Day Credit Agreement

CUSIP Number:___________________

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	_________________________

_________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:	_________________________

_______________________________

1 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit C-1

Omnicom: 364-Day Credit Agreement

______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	Omnicom Capital Inc.__

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The 364-Day Credit Agreement dated as of __________, 2020 among Omnicom Capital Inc., as Borrower, Omnicom Group Inc., as Guarantor, the financial institutions party thereto and Citibank, N.A, as Agent for the Lenders

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Advances for all Lenders[8]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[9]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7. Trade Date: ______________]10

[Page break]

______________

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C-2

Omnicom: 364-Day Credit Agreement

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11

[NAME OF ASSIGNOR]

By:______________________________

Title:

[NAME OF ASSIGNOR]

By:______________________________

Title:

ASSIGNEE[S]12

[NAME OF ASSIGNEE]

By:______________________________

Title:

[NAME OF ASSIGNEE]

By:______________________________

Title:

[Consented to and]13 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

Administrative Agent

By: _________________________________

Title:

[Consented to:]14

[NAME OF RELEVANT PARTY]

By: ________________________________

Title:

_______________

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Guarantor and/or other parties is required by the terms of the Credit Agreement.

Exhibit C-3

Omnicom: 364-Day Credit Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1       Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of any Loan Party, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Guarantor, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.       Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit C-4

Omnicom: 364-Day Credit Agreement

EXHIBIT D-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Credit Agreement dated as of __________, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Omnicom Capital Inc., Omnicom Group Inc., the financial institutions party thereto and Citibank, N.A., as Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advances(s) (as well as any Note(s) evidencing such Advances(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

Omnicom: 364-Day Credit Agreement

EXHIBIT D-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Credit Agreement dated as of __________, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Omnicom Capital Inc., Omnicom Group Inc., the financial institutions party thereto and Citibank, N.A., as Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

Omnicom: 364-Day Credit Agreement

EXHIBIT D-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Credit Agreement dated as of __________, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Omnicom Capital Inc., Omnicom Group Inc., the financial institutions party thereto and Citibank, N.A., as Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

Omnicom: 364-Day Credit Agreement

EXHIBIT D-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Credit Agreement dated as of __________, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Omnicom Capital Inc., Omnicom Group Inc., the financial institutions party thereto and Citibank, N.A., as Agent for the Lenders.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advances(s) (as well as any Note(s) evidencing such Advances(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advances(s) (as well as any Note(s) evidencing such Advances(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

Omnicom: 364-Day Credit Agreement